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                                                                     EXHIBIT 2.2

                                   AMENDMENT
                                      TO
                           STOCK PURCHASE AGREEMENT

     THIS AMENDMENT is entered into as of the 28/th/ day of July, 1999, by and among Wec Company ("Buyer"), Richard Milanowski and Gloria Milanowski (collectively the "Shareholders"), and amends that certain Stock Purchase Agreement dated as of July 6, 1999 (the "Purchase Agreement") by and among the parties.

     1.   Amendment to Section 3.19:  There is hereby added to Section 3.19 of
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the Purchase Agreement the following clause (c):

          (c) None of the Products manufactured or sold by Company, either alone or in combination with any other device, at any time currently or in the past, use or are based on the designs designated as CLW-B and CLW-C, which designs are described and illustrated in Schedule 3.19(c).

     2.   Amendment to Section 9.02(b):  Section 9.02(B) of the Purchase
          ----------------------------
Agreement is hereby amended and restated in its entirety as follows:

          (b)  Other Environmental Issues.  Subject to the terms and conditions
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     of this Article IX, except as set forth herein, and without limiting the generality of the foregoing, each Shareholder, jointly and severally, hereby agrees to indemnify, defend, and hold harmless Buyer and Buyer's Affiliates from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates, Company, the Business, any third party, or any governmental authority, directly or indirectly, by reason of, arising out of or in any way related to any of the following: (i) the transport of hazardous wastes from Denric Tool to the Facilities and the disposal of such hazardous wastes without required permits for such activity, as referenced on Schedule 3.12(c)(1); and (ii) Company's failure to meet its Form R reporting obligations for the years 1987 through 1998 relative to Company's welding, grinding, polishing and painting operations; ((i) and (ii), collectively, the "Other Environmental Issues").

     3.   Amendment to Section 9.03:  There is hereby added to Section 9.03(d)
          -------------------------
of the Purchase Agreement a new clause (d) as follows:

          , or (d) if Buyer and Shareholders make the 338 Election, any additional tax liability (including, without limitation, taxes, penalties, interest and other additions to the tax) incurred by such Shareholders as a result of any adjustment made by federal or state taxing authorities to the parties' allocation of the Purchase Price; provided, however, that the Shareholders shall not be indemnified for any claim under this Section 9.03(d) to the extent that the Gross-Up Amount compensates them for such Claim.

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     4.   Certain Payments by Shareholders.  The parties acknowledge that
          --------------------------------
Shareholders intend to provide certain transaction-based compensation to Dennis
T. George in connection with the closing of the transactions contemplated by the Purchase Agreement, and Buyer agrees that provided such payments are made by Shareholders from the purchase price proceeds, such intention of, and payment by, Shareholders shall not be deemed to constitute a breach of the representation and warranty contained in Section 3.28 of the Purchase Agreement.

     5.   Remainder of Agreement Unaffected. All other provisions of the
          ---------------------------------
Purchase Agreement are unchanged by this Amendment.

                    (The next page is the signature page.)

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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

                                        Buyer:


                                        WEC Company


                                        /s/ Steven M. Vandemore
                                        -------------------------------------
                                        Steven M. Vandemore, Vice President


                                        Shareholders:


                                        /s/ Richard Milanowski
                                        -------------------------------------
                                        Richard Milanowski


                                        /s/ Gloria Milanowski
                                        -------------------------------------
                                        Gloria Milanowski

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